Exhibit 99.1

Daedalus Special Acquisition Corp.
Announces the Separate Trading of its Class A Ordinary Shares and Warrants
Commencing January 29, 2026

London, United Kingdom, January 27, 2026 – Daedalus Special Acquisition Corp. (Nasdaq: DSACU) (the “Company”) today announced that, commencing January 29, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “DSAC” and “DSACW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “DSACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering of the units was made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com. Registration statements on Form S-1 (333- 290165 and 333-292014) relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and were declared effective on December 8, 2025. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Daedalus Special Acquisition Corp.

Daedalus Special Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company’s strategy allows for an initial business combination in any business or industry or at any stage of its corporate evolution, its primary focus is to build a diversified portfolio of profitable AI-powered consumer apps.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact:

Nimika Karadia

50 Sloane Avenue

London, SW3 3DD, United Kingdom

Telephone: +44 207 297 3592